Exhibit 99.4

Explanation of Non-GAAP Measures
The information provided in this Form 8-K and exhibits includes measures which are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP").
We present certain financial measures that have been adjusted to exclude certain effects from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). We have adjusted net earnings and earnings per share to show these measures excluding additional tax expense incurred in the quarterly period ended December 31, 2017 related to certain impacts from the Tax Act. The additional tax expense was primarily due to the Tax Act’s reduction in the corporate tax rate that resulted in a remeasurement of our net deferred tax asset. We also present return on assets and return on equity, adjusted to include Adjusted net earnings as the numerator for these ratios. We believe these measures help investors understand the impact of the 2017 law change on our reported results. The reconciliation of Adjusted net earnings and Adjusted diluted earnings per share to the comparable GAAP component is included in the detailed financial tables included in Exhibit 99.2.
We also present a measure we refer to as “tangible common equity” in this Form 8-K and exhibits. Tangible common equity itself is not a measure presented in accordance with GAAP. We believe tangible common equity is a more meaningful measure to investors of the net asset value of the Company. The reconciliation of tangible common equity to total equity reported in accordance with GAAP is included in the detailed financial tables included in Exhibit 99.2.